Exhibit 16.1


                     GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
                  Certified Public Accountants and Consultants

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February 3, 1997

Securities and Exchange Commission
4501 Fifth Strect, N.W.
Washington, DC 20549

Gentlemen:

     We have read Item 4 of Part 8-K dated January 31, 1997 of Paramark Enterprises, Inc. and are in agreement with the statements contained therein.

GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.